Exhibit 99.1

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES THIRD QUARTER EARNINGS

Earnings per share up 12% for the Quarter.

CRESTVIEW HILLS, KENTUCKY, October 18, 2006 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc. (the “Bank”), today reported its earnings for the third quarter and the nine months ended September 30, 2006. For the third quarter the Company reported an increase in diluted net income per share of 12%, while diluted net income per share for the first nine months of 2006 decreased 2%, as compared to the same periods in 2005. Net income in 2006 included the recording of stock option expense of $142,000 and $633,000 respectively, in the third quarter and first nine months of 2006, in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“FAS 123(R)”), adopted on January 1, 2006. For comparison purposes, applying the new standards of FAS 123(R) to the third quarter and the nine months ended September 30, 2005 would have resulted in recording stock option compensation expense of $116,000 and $513,000 respectively. When the third quarter and the nine months ended September 30, 2005 are adjusted for this additional expense, diluted earnings per share would have been $.40 and $1.21 per share respectively. Adjusting for this additional expense, diluted earnings per share would have increased by 18% and 4% respectively from the third quarter and the first nine months of 2005 as compared to the same periods in 2006.

A summary of the Company’s results follows:

Third Quarter ended September 30,	2006	2005	Change

Net income	$2,742,000	$2,468,000	11%

Net income per share, basic	$0.47	$0.42	12%

Net income per share, diluted	$0.47	$0.42	12%

Nine Months ended September 30,	2006	2005	Change

Net income	$7,388,000	$7,628,000	(3)%

Net income per share, basic	$1.26	$1.29	(2)%

Net income per share, diluted	$1.26	$1.28	(2)%

Net interest income increased $311,000 or 4% in the third quarter of 2006, as compared to the same period in 2005, while the net interest margin decreased from 4.07% in the third quarter of 2005 to 3.91% in the third quarter of 2006. The increase in net interest income was the result of the growth in earning assets by $65 million, as compared to the third quarter of 2005, while the flattening yield curve contributed to the reduction in the net interest margin. The provision for loan losses decreased by $150,000 (23%) in the third quarter of 2006 as compared to the same period in 2005, resulting primarily from lower levels of non-performing loans. The Company’s non-performing loans (.59% of total loans) hit its lowest level in two years. The charge-off of a $1,400,000 loan that was reserved for in previous quarters decreased the allowance for loan losses to .83% of loans.

Non-interest income increased 24% ($613,000) in the third quarter of 2006, as compared to the same period in 2005, while non-interest expense increased 10% ($655,000) from the same period last year. Contributing to the increase in non-interest income was service charges and fees (up $476,000, 39%). Contributing to the increase in service charge income was increased revenue from the Bank’s new overdraft program that was implemented in the third quarter of 2006. This program allows qualified customers the courtesy of paying items that overdraw the account up to a set limit. The largest increases in non-interest expense were salaries and employee benefits expense, which increased $379,000 or 11%, and included the additional compensation cost of $142,000 for stock options.

Total assets were $976 million at the end of the third quarter of 2006, which was $80 million or 9% higher than the same date a year ago. Total loans grew $79 million or 11% from September of 2005 and were funded by an increase in deposits of $42 million or 5% and increases in borrowings of $29 million or 72% from the end of the third quarter of 2005.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	Third Quarter Comparison				Nine months ended September 30, Comparison
	9/30/06	9/30/05	% Change		2006	2005	% Change
Income Statement Data
Net interest income	$8,627	$8,316	4%		$25,329	$24,464	4%
Provision for loan losses	500	650	(23)%		1,300	1,475	(12)%
Service charges and fees	1,706	1,230	39%		4,064	3,113	31%
Gains on the sale of mortgage loans	259	289	(10)%		718	740	(3)%
Other non-interest income	1,163	996	17%		3,368	2,923	15%
Salaries and employee benefits expense	3,696	3,317	11%		11,031	9,081	21%
Occupancy and equipment expense	1,022	982	4%		3,019	2,910	4%
Other non-interest expense	2,525	2,289	10%		7,385	6,506	14%
Net income	2,742	2,468	11%		7,388	7,628	(3)%
Per Share Data
Basic earnings per share	$0.47	$0.42	12%		$1.26	$1.29	(2)%
Diluted earnings per share	0.47	0.42	12%		1.26	1.28	(2)%
Cash dividends declared	0.20	0.16	25%		0.38	0.30	27%
Earnings Performance Data
Return on equity	12.93%	12.52%	41	bps	12.03%	13.34%	(131	)bps
Return on assets	1.13%	1.11%	2	bps	1.03%	1.17%	(14	)bps
Net interest margin	3.91%	4.07%	(16	)bps	3.89%	4.10%	(21	)bps

					9/30/06	9/30/05	% Change
Balance Sheet Data
Investments					$73,685	$62,569	18%
Total loans					809,526	730,859	11%
Allowance for loan losses					6,747	7,581	(11)%
Total assets					976,453	896,859	9%
Total deposits					812,766	770,414	5%
Total borrowings					70,426	40,976	72%
Stockholders’ equity					84,600	78,467	8%
Asset Quality Data
Allowance for loan losses to total loans					.83%	1.04%
Non-performing loans to total loans					.59%	.96%
Annualized charge-offs to average loans					.37%	.20%

	Five-Quarter Comparison
	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05
Income Statement Data
Net interest income	$8,627	$8,543	$8,159	$8,159	$8,316
Provision for loan losses	500	400	400	350	650
Service charges and fees	1,706	1,229	1,129	1,184	1,230
Gains on the sale of mortgage loans	259	220	239	225	289
Other non-interest income	1,163	1,125	1,080	900	996
Salaries and employee benefits expense	3,696	3,718	3,617	3,147	3,317
Occupancy and equipment expense	1,022	1,018	979	971	982
Other non-interest expense	2,525	2,558	2,302	2,546	2,289
Net income	2,742	2,380	2,266	2,499	2,468
Per Share Data
Basic earnings per share	$0.47	$0.41	$0.39	$0.42	$0.42
Diluted earnings per share	0.47	0.41	0.38	0.42	0.42
Cash dividends declared	0.20	0.00	0.18	0.00	0.16
Earnings Performance Data
Return on equity	12.93%	11.73%	11.37%	12.43%	12.52%
Return on assets	1.13%	1.00%	.97%	1.06%	1.11%
Net interest margin	3.91%	3.94%	3.82%	3.77%	4.07%

	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05
Balance Sheet Data
Investments	$73,685	$72,801	$106,153	$94,375	$62,569
Total loans	809,526	787,807	746,211	731,059	730,859
Allowance for loan losses	6,747	7,650	7,389	7,581	7,581
Total assets	976,453	957,144	951,432	957,338	896,859
Total deposits	812,766	808,068	827,719	831,110	770,414
Total borrowings	70,426	58,485	35,534	38,516	40,976
Stockholders’ equity	84,600	82,895	80,528	80,447	78,467
Asset Quality Data
Allowance for loan losses to total loans	.83%	.97%	.99%	1.04%	1.04%
Non-performing loans to total loans	.59%	.77%	1.22%	1.24%	.96%
Annualized charge-offs to average loans	.37%	.20%	.33%	.20%	.20%

About BKFC

BKFC, a bank holding company with assets of approximately $976 million, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-seven branch locations and thirty-seven ATMs in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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